Exhibit 10.2

INVESTORS REAL ESTATE TRUST
LONG-TERM INCENTIVE PROGRAM UNDER THE
2008 INCENTIVE AWARD PLAN
OF INVESTORS REAL ESTATE TRUST AND IRET PROPERTIES
(Effective May 1, 2012)

Article I.                      INTRODUCTION

1.1
Purpose.  The purposes of the Investors Real Estate Trust Long-Term Incentive Program under the   2008 Incentive Award Plan of Investors Real Estate Trust and IRET Properties (the “Plan”) are to allow Investors Real Estate Trust (“IRET”) to attract and retain talented executives, to provide incentives to executives to achieve certain performance targets, and to link executive compensation to shareholder results by rewarding competitive and superior performance. In furtherance of these purposes, the Plan is designed to provide long-term incentive compensation to executive officers of IRET, the amount of which is dependent on the degree of attainment of specified performance goals of IRET over one-year performance periods beginning on or after May 1, 2012.

1.2
Overview.  Each award under the Plan is initially expressed as a dollar amount that is calculated in accordance with Section 4.1 below. The dollar amount is converted into a number of common shares of IRET with equivalent value at the end of the performance period. The awards are payable 50% in unrestricted (i.e. fully vested) common shares and 50% in restricted common shares that vest on the one-year anniversary of the last day of the performance period. Grants under the Plan are made pursuant to and from the common share reserve established under the 2008 Incentive Award Plan of Investors Real Estate Trust and IRET Properties.  Except as otherwise provided in Sections 4.5 and 4.6, participants must be employed by IRET on the last day of the performance period to receive an award.

1.3
Effective Date.  This Plan is effective as of May 1, 2012 (the “Effective Date”) and was approved by the Compensation Committee of the Board of Trustees of IRET (the “Committee”) and by the Board of Trustees of IRET (the “Board”) on June 1, 2012.

Article II.                      DEFINITIONS

2.1   “Annual Total Shareholder Return” means, for any fiscal year, the sum of (i) the change in the average close price per IRET Common Share for such year as compared to the average close price per IRET Common Share for the immediately preceding fiscal year and (ii) the distributions paid on one IRET Common Share in such fiscal year; divided by the average close price per IRET Common Share for the immediately preceding fiscal year.

2.2   “Award” means an award of fully vested Common Shares and Common Shares subject to vesting under the Plan.

2.3   “Cause” means

(a)	commission by the Participant of a felony or crime of moral turpitude;
(b)	conduct by the Participant in the performance of the Participant’s duties to IRET which is illegal, dishonest, fraudulent or disloyal;
(c)	breach by the Participant of any fiduciary duty the Participant owes to IRET; or
(d)
gross neglect of duty which is not cured by the Participant to the reasonable satisfaction of IRET within thirty (30) days of the Participant’s receipt of written notice from IRET advising the Participant of such gross neglect.

2.4   “Change in Control” means an event or occurrence as defined in the 2008 Incentive Award Plan of Investors Real Estate Trust and IRET Properties.

Notwithstanding the foregoing, if any benefit is determined to be subject to Section 409A, then no Change in Control shall be deemed to have occurred unless the event also constitutes a “change in ownership or effective control of the corporation or in the ownership of a substantial portion of the assets of the corporation” within the meaning of Section 409A(a)(2)(v) of the Internal Revenue Code.

2.5 “Common Shares” means common shares of beneficial interest of IRET.

2.6   “Disability” means any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, as a result of which the Participant is receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of IRET. The determination of whether the Participant’s physical or mental impairment satisfies the conditions set forth in this Section shall be made under a disability insurance program covering employees of IRET; provided, however, that if the Participant is determined to be totally disabled by the Social Security Administration, his or her physical or mental impairment shall be deemed to satisfy the conditions of this Section.

2.7   “Participant” means a person who participates in the Plan pursuant to Section 3.1.

2.8   “Performance Period” means the period from and including May 1 through the earlier of April 30 of the following year or the date of a Change in Control.

2.9   “Three-Year Average Annual Total Shareholder Return” means the average of the Annual Total Shareholder Return in each of the three consecutive fiscal years ending with and including the Performance Period (i.e., for a Performance Period beginning May 1, 2011 and ending April 30, 2012, the three consecutive fiscal years ending with and including the Performance Period are fiscal years 2010, 2011 and 2012, beginning May 1, 2009 and ending April 30, 2012, as in the example included in Appendix B hereto; for a Performance Period beginning May 1, 2012 and ending April 30, 2013, the three consecutive fiscal years ending with and including the Performance Period are fiscal years 2011, 2012 and 2013, beginning May 1, 2010 and ending April 30, 2013).

Article III.                      ELIGIBLITY AND ADMINISTRATION

3.1   Eligibility.  Prior to the beginning of each Performance Period, the Committee shall designate the IRET employees who will be the Participants in the Plan as of the first day of such Performance Period. As of the Effective Date of this Plan, the Participants for fiscal year 2013 are the following: Timothy P. Mihalick, Thomas A. Wentz, Jr., Diane K. Bryantt, Michael A. Bosh, Charles A. Greenberg, Ted E. Holmes, Karin M. Wentz and Andrew Martin.  The Committee may designate additional employees as Participants during the Performance Period. If the Committee adds Participants after the first day of the Performance Period, the Participant’s Award opportunity will be as established by the Committee by written notice to the Participant. Unless otherwise specified by the Committee, the Award for any Participant who is not a Participant on the first day of the Performance Period shall be prorated in the proportion that the number of days the Participant is employed by IRET during the Performance Period bears to the number of days in the Performance Period. Once a person becomes a Participant in the Plan, the Participant shall remain a Participant until any Award payable hereunder has been paid and is vested or forfeited.

3.2   Administration.  The Plan shall be administered by the Committee, which shall have discretionary authority to interpret and make all determinations relating to the Plan. Any interpretation or determination by the Committee shall be binding on all parties.

Article IV.                      AWARDS

4.1   Award Opportunity.  Each Participant’s total Award opportunity under the Plan, stated as a percentage of the targeted award (which target is 40% of the sum of (a) the Participant’s base salary on the first day of the performance period, (b) the Participant’s Short-Term Incentive Plan target, whether or not awarded, and (c) the Participant’s target under the Plan), for the achievement of threshold, target and high performance requirements, is set forth in the table below:

	Threshold	Target	High
Total Shareholder Return	6.0%	8.0%	10.0%
Payout	75%	100%	200%

Appendix A hereto sets forth two examples illustrating the calculation of a potential award under the Plan.

4.2   Performance Goal.  The initial performance goal under the Plan is Three-Year Average Annual Total Shareholder Return. The Three-Year Average Annual Total Shareholder Return performance levels shall be as follows:  Threshold: 6%; Target: 8%; High 10%. If the Three-Year Average Annual Total Shareholder Return falls between 6% and 8% or between 8% and 10%, it shall be rounded to the closest percentage in increments of 0.5% (e.g. 8.2% shall be rounded to 8.0% and 8.3% shall be rounded to 8.5%) and the Award shall be determined by linear interpolation. If the degree of achievement of the performance goal falls below threshold, an Award shall not be paid.  Appendix B hereto sets forth an example illustrating the calculation of the Three-Year Average Annual Total Shareholder Return performance goal.

While the initial performance goal and established performance levels shall apply as of the Effective Date, such performance goal and performance levels shall be re-evaluated by the Committee (taking into account input from the Board and the Chief Executive Officer) on an annual basis as to their appropriateness for use with respect to the fiscal year 2014 Performance Period and subsequent Performance Periods under the Plan, based on potential future changes in IRET’s business goals and strategy. Any modification to the performance goal and performance levels shall be approved by the Committee and the Board not later than the end of the first ninety (90) days of the Performance Period in which the modification is to take effect.

4.3   Eligibility for, Timing and Payment of Award.  Except as provided in Sections 4.5 and 4.6, the Participant must be employed by IRET on the last day of the Performance Period to receive an Award, and the Award shall be issued as follows: (a) as of the end of the Performance Period, the dollar amount earned pursuant to Sections 4.1 and 4.2 shall be determined for each Participant; (b) the dollar amount for each Participant determined in subsection (a) shall be converted into a number of Common Shares by dividing the dollar amount by the closing price per share of Common Shares on the last day of the Performance Period (or if such day is not a trading day, the first trading day preceding such last day) on the exchange on which Common Shares are traded; and (c ) by no later than the fifteenth day of the third month following the end of the Performance Period, fifty percent (50%) of the number of Common Shares for each participant determined in subsection (b) shall be issued in unrestricted (i.e. fully vested) Common Shares, and fifty percent (50%) of the number of Common Shares for each Participant determined in subsection (b) shall be issued in Common Shares subject to vesting as described in Section 4.4.  All such Common Shares shall be awarded under and in accordance with the 2008 Incentive Award Plan of Investors Real Estate Trust and IRET Properties, a North Dakota Limited Partnership.

4.4   Common Shares Subject to Vesting.  The Common Shares that are subject to vesting as described in Section 4.3(c ) (i.e., fifty (50%) percent of the aggregate number of Common Shares in Section 4.3) shall vest only (a) if the Participant remains employed by the Trust until the first anniversary of the last day of the Performance Period, or (b) if during the period from the last day of the Performance Period through the first anniversary  of the last day of the Performance Period, the Participant’s employment is terminated by IRET without Cause, or the Participant dies or becomes subject to a Disability while employed by IRET, to the extent provided by Section 4.5 or 4.6.

4.5   Qualifying Termination during the Performance Period.  If during the Performance Period, the Participant’s employment is terminated by IRET without Cause, or the Participant dies or becomes subject to a Disability while employed by IRET, the Participant shall receive an Award calculated based on actual levels of achievement of the prorated performance goal as of the date of such event. The Award shall be prorated in the proportion that the number of days elapsed from the beginning of the Performance Period through the date the Participant ceases to be an employee of IRET bears to the total number of days in the Performance Period. In such event, the number of Common Shares shall be calculated based on the closing price per Common Share on the trading date coinciding with (or if that is not a trading day, the next following trading day) such event, in lieu of the price described in Section 4.3(b), all of the Participant’s Common Shares shall be fully vested, and the Common Shares shall be issued to the Participant within thirty (30) days after such event; provided, however, if a Participant is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code, the issuance shall occur six (6) months after the Participant’s termination of employment (or if earlier and if permitted under Section 409A, the date specified in Section 4.3(c)), except if the Participant dies, in which case the issuance shall occur within thirty (30) days after the Participant’s death.

4.6   Change in Control during the Performance Period.  If a Change in Control occurs while the Participant is employed by IRET during the Performance Period, the Participant shall receive an Award calculated and determined in all respects in a similar manner as described in Section 4.5, substituting for this purpose the date of the Change in Control for the date of termination of employment; provided, however, that the Award shall not be prorated as provided in Section 4.5 based on the period of employment during the Performance Period through the date of the Change in Control. In such event, the Common Shares issued to the Participant with respect to such Performance Period shall be fully vested and the number of Common Shares shall be calculated based on the closing price per Common Share on the exchange on which Common Shares are traded on the trading day coinciding with (or if that is not a trading day, the immediately preceding trading day) the date of the Change in Control, or if Common Shares are no longer traded on an exchange as of such date, based on the value determined by the Committee in its reasonable discretion based on the actual or implied price paid in the Change in Control transaction. The Award shall be issued on the date of the Change in Control.

4.7   Forfeiture.  Except as otherwise provided in this Article, any Award that is not vested as of the earlier of termination of employment or the first anniversary of the last day of the Performance Period shall be forfeited.

Article V.                      MISCELLANEOUS

5.1   Distributions on Unvested Shares.  The Participant will have the right to vote unvested Common Shares and to receive distributions declared with respect to unvested Common Shares; provided, however that any cash distributions paid in respect of unvested Common Shares will be withheld by the Company and will be delivered to the Participant (without interest and net of any required tax withholding) only if and when the unvested Common Shares giving rise to such distributions become vested and non-forfeitable.

5.2   Tax Withholding on Award.  In order to satisfy applicable tax withholding, the Award shall be reduced by that whole number of vested Common Shares which have a value equal to the minimum amount of the required tax obligations imposed on IRET, and to the extent any remainder of the required tax withholding remains unsatisfied because no fraction of a Common Share is reduced, IRET shall deduct the remainder from other cash payable to the Participant or if no cash is payable to the Participant, IRET may require the Participant to remit the remainder.

5.3   Restrictions on Transfer.  Except for the transfer by bequest or inheritance, the Participant shall not have the right to make or permit to exist any transfer or hypothecation, whether outright or as security, with or without consideration, voluntary or involuntary, of all or any part of any right, title or interest in or to an Award until such date as, and only to the extent that, vested shares have been issued. Any such disposition not made in accordance with this Plan shall be deemed null and void. Any permitted transferee under this Section shall be bound by the terms of this Plan.

5.4 Change in Capitalization.  The number and kind of shares issuable under this Plan shall be subject to adjustment pursuant to the provisions of IRET’s 2008 Incentive Award Plan.

5.5   Successors.  This Plan shall be binding upon and inure to the benefit of the heirs, legal representatives, successors, and permitted assigns of the parties.

5.6   Notice.  Except as otherwise specified herein, all notices and other communications under this Plan shall be in writing and shall be deemed to have been given if personally delivered or if sent by registered or certified United States mail, return receipt requested, postage prepaid, addressed to the proposed recipient at the last known address of the recipient. Any party may designate any other address to which notices shall be sent by giving notice of the address to the other parties in the same manner as provided herein.

5.7   Severability.  In the event that any one or more of the provisions or portion thereof contained in this Plan shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Plan, and this Plan shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained herein.

5.8   No Right to Continued Retention.  Neither the establishment of the Plan nor any Award hereunder shall be construed as giving any Participant the right to continued service with IRET.

5.9   Interpretation and IRC Section 409A.  Section headings used herein are for convenience of reference only and shall not be considered in construing this Plan. Sections 1.1 and 1.2 are intended to introduce and summarize the Plan only and shall not apply for purposes of determining a Participant’s rights under the Plan. If a benefit is determined to be subject to Section 409A, a termination of employment under the Plan shall be considered to have occurred for purposes of Sections 4.4 and 4.5 only if the Participant has a termination of employment that constitutes a “separation from service” within the meaning of Section 409A of the Internal Revenue Code.  Awards under the Plan subject to Section 409A are payable on a specified date or upon a Change in Control in compliance with Section 409A. The Plan is intended to be exempt from or otherwise in compliance with Section 409A and shall be interpreted in a manner consistent with that intent.  Any provision of the Plan to the contrary herein is without effect.

5.10   Amendment and Termination of the Plan.  The Committee reserves the right to amend or terminate the Plan at any time, provided that no amendment shall deprive a Participant of any Award that is earned up to the date of the amendment or termination or result in the acceleration of any Award payable under the Plan if such acceleration would result in any Participant incurring an additional tax under Section 409A of the Internal Revenue Code.

5.11   Governing Law.   The laws of the State of North Dakota shall govern the Plan, to the extent not preempted by federal law, without reference to the principles of conflict of laws; provided, however, no Common Shares shall be issued except, in the reasonable judgment of the Committee, in compliance with applicable securities laws, including exemptions thereunder.

5.12  162(m) Compliance. Notwithstanding anything in the Plan to the contrary, in the case of a Participant who is a 162(m) Employee, the Provisions Applicable to Section 162(m) Participants in Section 3.2 of the 2008 Incentive Award Plan of Investors Real Estate Trust and IRET Properties shall apply.

Appendix A
Investors Real Estate Trust Long-Term Incentive Plan

The following examples illustrate the calculation of a potential LTIP award pursuant to Section 4.1 of the Plan:

CEO Example:

CEO base salary as of first day of performance period:	$387,600
CEO’s STIP Target (100% of base salary):	$387,600
Total:	$775,200

The CEO’s LTIP award opportunity is 40% of the sum of (a) the CEO’s base salary ($387,600) plus (b) the CEO’s STIP Target award, whether or not awarded ($387,600), plus (c) the CEO’s LTIP Target award ($516,800, or $775,200 divided by 0.60=$1,292,000, multiplied by 0.40=an LTIP target of $516,800).  If Three-Year Average Annual Total Shareholder Return at the end of the performance period is at Threshold, the CEO will receive an LTIP award of 75% of the LTIP target award opportunity, or $387,600 ($516,800 multiplied by 0.75).  If Three-Year Average Annual Total Shareholder Return at the end of the performance period is at Target, the CEO will receive an LTIP award of 100% of the LTIP target award opportunity, or $516,800.  If Three-Year Average Annual Total Shareholder Return at the end of the performance period is at High, the CEO will receive an LTIP award of 200% of the LTIP target, or $1,033,600.
CFO Example:

CFO base salary as of the first day of performance period:	$249,095
CFO’s STIP Target (70% of base salary):	$174,366
Total:	$423,461

The CFO’s LTIP award opportunity is 40% of the sum of (a) the CFO’s base salary ($249,095) plus the CFO’s STIP Target award, whether or not awarded ($174,366), plus the CFO’s LTIP Target award ($282,307, or $423,461 divided by 0.60=$705,768, multiplied by 0.40=an LTIP target of $282,307. If Three-Year Average Annual Total Shareholder Return at the end of the performance period is at Threshold, the CFO will receive an LTIP award of 75% of the LTIP target award opportunity, or $211,730 ($282,307 multiplied by 0.75). If Three-Year Average Annual Total Shareholder Return at the end of the performance period is at Target, the CFO will receive an LTIP award of 100% of the LTIP target award opportunity, or $282,307. If the Three-Year Average Annual Total Shareholder Return at the end of the performance period is at High, the CFO will receive an LTIP award of 200% of the LTIP target, or $564,615.

Appendix B
Investors Real Estate Trust Long-Term Incentive Plan

The following example illustrates the calculation of Three-Year Average Annual Total Shareholder Return pursuant to Section 4.2 of the Plan, for fiscal year 2012, assuming for purposes of the example a Performance Period from May 1, 2011 through April 30, 2012:

Three Year Average of Annual Total Shareholder Return

	2008	2009	2010	2011	2012	2013
Avg. Stock	10.15	9.86	8.87	8.84	7.79
$ Change		$(0.29)	$(0.99)	$(0.03)	$(1.05)	$
Dividends per share		0.681	0.686	0.6445	0.5615
Sum		0.3910	-0.3040	0.6145	-0.4885

Annual Total Shareholder Return			-3.08%	6.93%	-5.53%
Three Year Average of Annual TSR					-0.56%